Exhibit 10.23

EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

(Vice Presidents)

This Agreement is entered into between CIBER, Inc., (“Company”) and                      (“Executive”) as of this        day of       , 20     .

In consideration of the mutual covenants and conditions contained in this Agreement, the parties agree as follows:

1.             Obligations of Executive.  Company employs the Executive to serve and perform such duties as assigned by Company, in any manner, time and place Company directs.  In the performance of Executive’s duties, Executive will exercise sound discretion and independent judgment.  Executive agrees (1) to adhere to applicable Company policies, procedures and requirements in performing the assigned work and (2) to exert Executive’s best efforts and to perform in a professional manner at all times while performing Executive’s duties and in working with Company Clients.  Executive will not perform services for others during the hours that Executive is performing services for the Company.  Executive will not perform services for any other Company without obtaining the advance written consent of the Company, which consent may be withheld by the Company as determined is its discretion where such services would create a conflict of interest with the services performed under this Agreement, interfere with Executive’s responsibilities to the Company, and/or would be likely to cause Executive to breach his/her obligations under this Agreement.

2.             Employment at Will.  Executive is and will remain an employee at will, meaning that either Executive or Company may terminate this Agreement and the employment relationship at any time with or without cause or reason, with or without prior notice or warning, and without any obligation of severance or other payments, except as may be set forth in Sections 8.2 and 8.5 or otherwise required by law. The terms and conditions of this Agreement do not create an employment contract for a definite or an implied term. Any cause for discharge mentioned in this Agreement or in any document maintained by Company (including, but not limited to, employment manuals or recruiting materials) shall not in any way limit Company’s right to discharge Executive or alter Executive’s at will status.

3.             Compensation and Benefits.  During employment with the Company, Executive shall be entitled to the following compensation and benefits:

3.1           Company agrees to pay to the Executive a base salary of $            per annum.  The Company may review and adjust Executive’s salary upwards or downwards, from time to time, in its discretion.  Any change in compensation shall not effect a change in this Agreement in any other respect unless set forth in an amendment hereto.

3.2           Executive is eligible to participate in the Company’s benefit and compensation plans available to employees of Company in the employment category Executive is classified in.  All such benefit plans may be amended, replaced, or discontinued from time to time in the sole discretion of Company.

3.3           Company will reimburse Executive, in accordance with Company policy as may be applicable and revised by the Company from time to time, for all reasonable and necessary business expenses incurred in carrying out Executive’s duties under this Agreement, including approved travel and entertainment expenses.  Executive must present to Company, not less frequently than monthly, an itemized account of expenses in a method designated by Company.

3.4           All compensation and benefits to Executive shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.  Company may withhold amounts due it from amounts due under this Agreement to Executive.

4.             Trade Secrets and Confidential Information.

4.1           Executive acknowledges that confidential, proprietary and trade secret information and materials regarding Company and its Clients may be disclosed to Executive solely for the purpose of assisting Executive in performing Executive’s duties under this Agreement.  Such information and materials are and remain the property of Company and its Clients respectively.  As used in this Agreement, “Confidential Information” including without limitation all information belonging to Company or its Clients relating to their respective services and products, customers, identities of prospective customer and information such customers that is not generally known to the public, business plans, methods, strategies and practices, internal operations, pricing and billing, financial data, cost, personnel information (including without limitation names, educational background, prior experience and availability), customer and supplier contacts and needs, sales lists, technology, software, computer programs, other documentation, computer systems, inventions, developments, and all other information that might reasonably be deemed confidential.  Confidential Information does not include information that is in the public domain through no wrongful act on the part of Executive. “Trade Secrets” means the whole or any portion of any scientific or technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing or names, addresses, or telephone numbers, other information relating to any business or profession that is secret and of value, or any other information that qualifies as a trade secret under applicable law.   Executive acknowledges that Executive may use such confidential information and materials only during Executive’s employment with the Company and solely on behalf of and in the best interests of Company. Executive’s right to use such information expires on Executive’s discharge or resignation.  Except as specifically authorized in writing in advance by all owners of information and materials, Executive agrees not to use Trade Secrets and Confidential Information for Executive’s own benefit or for the benefit of any other person, or divulge to any person for any reason, any such information and materials related to the business of Company, any of its Clients, or their customers, clients and affiliates, both at any time during the term of this Agreement and at any time after its termination.  Executive agrees to take all reasonable actions, including those requested by Company or Client, to prevent disclosure and preserve the security of confidential information and materials.  Executive further agrees not to directly or indirectly disclose Executive’s wage rate and terms to any person outside of the Company, including to the client or any competitor of Company, either during or after Executive’s employment with the Company.

4.2           This Agreement shall not prohibit Executive from complying with any subpoena or court order, provided that Executive shall at the earliest practicable date provide a copy of the subpoena or court order to Company’s General Counsel, it being the parties’ intention to give Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Trade Secrets and/or Confidential Information, as determined by Company in its sole discretion.

4.3           Executive warrants and represents that Executive is not a party to any agreement that limits Executive’s right or ability to perform services for Company, and that Executive otherwise is free to assume the duties with Company contemplated by this Agreement.  Executive shall not, during Executive’s employment with Company, improperly use or disclose to Company or any Company employee, agent or contractor any proprietary information or trade secret belonging to any former employer of Executive or any other person or entity to which Executive owes a duty of nondisclosure.

5.             Works for Hire.  Executive agrees that during or after employment Executive will promptly inform and in writing disclose to Company all copyrighted materials or programs, programs or materials subject to being copyrighted, inventions, designs, improvements and discoveries (the “Works”), if any, which Executive has or may have made during Executive’s employment that pertain or relate to the business of Company or Client or to any research or experimental or developmental work carried on by Company or Client or which result from or are suggested by any work performed by Executive on behalf of Company or any of its Clients.  All of such Works shall be works made for hire. Disclosure shall be made whether or not the Works are conceived by the Executive alone or with others and whether or not conceived during regular working hours.  All such Works are the exclusive property of the Company or the Client unless otherwise directed by Company in writing.  At the Company’s or Client’s sole expense, the Executive shall assist in obtaining patents or copyrights on all such Works deemed patentable or subject to copyright by Company or Client and shall assign all of Executive’s right, title and interest, if any, in and to such Works and execute all documents and do all things necessary to obtain letters, patent or vest Company or Client with full and exclusive title thereto, and protect the same against infringement by others.  Executive will not be entitled to additional compensation for any Works made during the course of Executive’s employment.

Notwithstanding the above, Executive is not required to assign to Company any invention for which no equipment, supplies, facility, or trade secret information of Company or its Clients was used and that was developed entirely on Executive’s own time, and (a) does not relate to the business of Company or its Clients, (b) does not relate to any actual or demonstrably anticipated research or development Company or its Clients, or (c) does not result from any work performed by you for Company or its Clients.

6.             Protection of Company’s Business.

6.1           No Solicitation of Employees.  During employment with the Company and for one year thereafter, whether the termination of employment was voluntary or involuntary, Executive will not:  (a) induce, entice, hire or attempt to hire or employ any employee of the Company or employee of a Company subcontractor on behalf of any individual or entity who provides the same or similar services, processes or products as the Company, (b) induce or attempt to induce any employee employed with the Company to leave the employ or cease doing business with the Company, or (c) knowingly assist or encourage any other individual or entity in doing any of the above-proscribed acts, within one (1) year of the termination of the employment or engagement of such individual or entity with Company.

6.2           No Solicitation of Clients.  Executive acknowledges and agrees that as a part of performing Executive’s duties, Executive will have access to Confidential Information and Company Trade Secrets as defined in Section 4.  Consequently, during employment with Company and for a period of one (1) year after termination of such employment, whether such termination was with or without cause, voluntary or involuntary, Executive will not, directly or indirectly, as a principal, company, partner, agent, consultant, independent contractor or employee, (1) call upon, cause to be called upon, solicit or assist in the solicitation of, any current client, former client or potential client of Company for the purpose of selling, renting or supplying any product or service competitive with the products or services of Company; (2) provide any product or services to any current client, former client or potential client of Company which is competitive with the products or services of Company; or (3) enter into any business arrangement with any other person or firm who is or has been an executive, employee or subcontractor of Company within the one (1) year period immediately preceding Executive’s termination.  For purposes of this paragraph, “potential client” means any client to whom CIBER has made one or more documented sales or documented sales calls during the six (6) month period prior to the date of termination of Executive’s employment or any client about whom Executive received Confidential Information during the twelve (12) month period to the date of termination of the Executive’s employment.

Executive specifically acknowledges and agrees that Executive will not become employed by any current or prospective Client of Company for which Executive has or had responsibility while employed by Company for a period of one (1) year after the date that Executive ceases employment with Company.

7.             Executive Representations.  Executive warrants that all information provided by Executive (including without limitation resume, education, interview and references) in consideration for employment by Company is true and accurate.  Executive further warrants that Executive is not restricted by and has no conflict of interest derived from any employment or other agreement and has no other interest or obligation that would interfere with Executive performing work as directed under this Agreement. Executive shall inform Company immediately should such a restriction or conflict arise.  Executive understands that any misstatement or lack of candor by Executive concerning Executive’s qualifications or availability may result in immediate discharge of Executive and may subject Executive to damages for any harm caused to Company.  Executive authorizes Company to verify all information provided to Company by Executive and agrees to sign a release authorizing former employers, educational institutions and other references to provide information to Company if requested.

8.             Termination of Employment.

8.1           Payment of Compensation.  Upon the termination of Executive’s employment with the Company, whether voluntary or involuntary, Executive shall be paid all earned, unpaid salary through the date of termination, accrued, unpaid vacation pay through the date of termination, and any reasonable and necessary business expenses incurred by Executive in connection with Executive’s duties to the date of termination, so long as such business expenses are timely submitted and approved consistent with Company policy (the “Accrued Benefits”).

8.2           Severance.  If the Company terminates Executive’s employment without Cause or Executive terminates employment for Good Reason at any time, Executive shall receive (i) the Accrued Benefits described in Section 8.1 above, (ii) a pro-rata bonus with respect to the calendar year in which the Effective Date of Termination occurred to the extent performance goals related to the bonus have been achieved (to be paid at the same time bonuses are normally paid for the year), (iii) a cash payment equal to six (6) months of the Executive’s Annual Base Salary and annual bonus at target level in effect on the day of termination (the Severance Payment) payable after the Release Effective Date, (iv) health benefits for six (6) months to the extent that payment of such benefits does not cause Company’s health care benefit plans to fail any discrimination testing that may become applicable, (v) all unvested equity awards that are scheduled to vest within the three (3) months following Executive’s Effective Date of Termination held by the Executive shall fully vest, (vi) all vested equity awards must be exercised by the Executive by the earlier of (A) the date such cease to be exercisable after a termination of service in accordance with the terms of the CIBER 2004 Incentive Plan as amended and (B) the Option Expiration Date, and (vii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder but shall remain bound by Executive’s obligations in Sections 4, 5 and 6 of this Agreement) provided that in order for the Executive to receive any amounts or items in the foregoing clauses (ii) through (vii), the Executive shall first execute a separation agreement and legal release in accordance with Section 8.8.

8.3           Return of Materials.  Upon the termination of Executive’s employment with Company, whether voluntary or involuntary, Executive will personally and promptly return to a Company representative all equipment, documents, records, notebooks, disks, or other materials, including all copies, in Executive’s possession or control which contain Confidential Information of Company or Company’s clients or any other information concerning Company, its products, services, or customers, whether prepared by the Executive or others. Executive understands and agrees that compliance with this paragraph may require that data be removed from Executive’s personal computer equipment.  Consequently, upon reasonable prior notice, Executive agrees to permit the qualified personnel of Company and/or its contractors access to such computer equipment for that purpose.

8.4           Right of Offset.  Executive agrees that Company will have the right to set off against Executive’s final wages and other compensation due to Executive any amounts paid or advanced by Company including without limitation training expenses, business expenses, advances, loans and draws.

8.5           Termination upon Change in Control. If the Company terminates Executive’s employment without Cause or Executive terminates employment for Good Reason within the twelve (12) months after a Change in Control, the Executive shall receive (i) the Accrued Benefits described in Section 8.1 above, (ii) a pro-rata bonus with respect to the calendar year in which the Effective Date of Termination occurred to the extent performance goals related to the bonus have been achieved (to be paid at the same time bonuses are normally paid for the year), (iii) a cash payment equal to six (6) months of the Executive’s Annual Salary and annual bonus at target level in effect on the day of termination (the Severance Payment) payable after the Release Effective Date, (iv) health benefits for six (6) months to the extent that payment of such benefits does not cause Company’s health care benefit plans to fail any discrimination testing that may become applicable, (v) all unvested equity awards held by the Executive shall fully vest, (vi) all vested equity awards must be exercised by the Executive by the earlier of (A) the one-year anniversary of the Effective Date of the Termination and (B) the Option Expiration Date, and (vii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder but shall remain bound by Executive’s obligations in Sections 4, 5 and 6 of this Agreement) provided that in order for the Executive to receive any amounts or items in the foregoing clauses (ii) through (vii), the Executive shall first execute a separation agreement and legal release in accordance with Section 8.8.

In the event that Executive becomes entitled to receive any amounts or items under this Section 8.5, Executive shall not be entitled to receive any amounts of items under Section 8.2 of this Agreement.

For purposes of this Agreement, “Cause” shall mean if Executive

(i) violates any term of this Agreement or any Company policy, procedure or guideline;

(ii) engages in any of the following forms of misconduct: commission of any felony or of any misdemeanor involving dishonesty or moral turpitude; theft or misuse of Company’s property or time; use of alcohol on Company’s premises or appearing on such premises while intoxicated, other than in connection with a Company-sponsored social event;  illegal use of any controlled substance; illegal gambling on Company’s premises; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; willful misconduct; or falsifying any document or making any false or misleading statement relating to Executive’s employment by Company; or

(iii) fails to cure, within 30 days, any material injury to the economic or ethical welfare of Company caused by Executive’s malfeasance, misfeasance, misconduct or inattention to Executive’s duties and responsibilities under this agreement, or any material failure to comply with Company’s reasonable performance expectations.

For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to in writing by the Executive:

(i)                                     a material, adverse and permanent change in the Executive duties and responsibilities as a [          insert title             ]  any diminution in the nature or

status of the Executive’s duties or responsibilities with the Company and its subsidiaries, in all cases other than isolated incidents which, if curable, are promptly remedied by the Company;

(ii)           a reduction by the Company in the Executive’s annual base salary, annual incentive compensation opportunity, or long term incentive compensation opportunity (including an adverse change in performance criteria or a decrease in the target amount of annual incentive or long term compensation);

(iii)          a requirement by the Company that the Executive’s work location be moved more than 50 miles from the Company’s principal place of business in [      insert location          ]; or

(iv)          the Company’s material and willful breach of this Agreement that is not cured within thirty (30) days after receipt of notice by Executive specifically citing this section of the Agreement.

An event or condition shall cease to constitute Good Reason one hundred twenty (120) days after the event or condition first occurs if the Executive has not previously given written notice thereof.

8.6           For purposes of Section 8.2 and 8.5, the “Effective Date of the Termination” shall mean the date of termination specified in the Company’s or the Executive’s notice of termination, as applicable.  For purposes of Section 8.5 a “Change in Control” means the occurrence of one or more of the following events:  (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 40% of the Voting Stock of the Company; (ii) within any 24 month period the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Company transfers all or substantially all of its assets or business (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation); or (v) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation.  For purposes of this Change in Control definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.  Notwithstanding anything to the contrary herein, if (i) a

Change in Control results in a successor organization to the Company and (ii) such successor organization does not assume, convert or replace all of the Executive’s unvested equity awards, then all such unvested equity awards shall fully vest effective as of the date of such Change in Control.

8.7           For the purposes of Section 8.5, in the event Executive becomes entitled to any amount of benefits payable in connection with a change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Change in Control Payments”) and Executive’s receipt of such Change in Control Payments would cause Executive to become subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code (or any similar federal, state, or local tax that may hereafter be imposed), the Company shall reduce the Change in Control Payments to the extent necessary to avoid the application of the Excise Tax if, as a result of such reduction, the net benefits to Executive of the Change in Control Payments as so reduced (after payment of applicable income taxes) exceeds the net benefit to Executive of the Change in Control Payments without such reduction (after payment of applicable income taxes and excise taxes).  Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce the Change in Control Payments by first reducing the portion of the Change in Control Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the change in control.  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.  The determination that Executive’s Change in Control Payments would cause him to become subject to the Excise Tax and the calculation of the amount of any reduction, shall be made, at the Company’s discretion, by the Company’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm designated by the Company prior to a change in control.  The firm’s expenses shall be paid by the Company.

8.8           Release for Severance Benefits.  The Executive agrees that Executive’s receipt of the compensation and benefits outlined in Section 8.2 (ii) through (vii) or Section 8.5 (ii) through (vii) (the “Severance Benefits”) shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Benefits, the Executive will execute a release of claims in a form satisfactory to the Company in its sole discretion and drafted so as to ensure a final, complete and enforceable release of all claims that the Executive has or may have against the Company relating to or arising in any way from the Executive’s employment with the Company and/or the termination thereof.  Within five business days of the Effective Date of Termination, the Company shall deliver to the Executive the release for the Executive to execute.  The Executive will forfeit all rights to the Severance Benefits, unless the Executive executes and delivers to the Company the release within 60 days of delivery of the release by the Company to the Executive and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”).   The Company shall have no obligation to provide the Severance Benefits, prior to the Release Effective Date.  The Severance Payment shall be made within three business days of the Release Effective Date and any payments not made because due prior to the Release Effective Date shall be paid in a single lump sum within such three business day period.  If the Executive fails to comply with his obligations under Sections 4 through Section 6, the Executive shall, to the extent such amounts are paid, vested or distributed, (i) forfeit outstanding equity awards, (ii) transfer the shares underlying equity awards that were accelerated and settled in shares to the Company for no consideration and (iii) repay the after-tax amount of the Severance Payment, the after-tax amount of the sum paid under Section 8.2 (ii) or 8.5(ii), and the after-tax amount of any equity awards that were accelerated and settled in cash or sold.

8.8           Limitations Under Code Section 409A.

(i)            If at the time of Executive’s separation from service, (i) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by Company from time to time), and (ii) Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

(ii)           It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(iii)          With respect to payments under this agreement, for purposes of Section 409A of the Code of 1986, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments.

(iv)          Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(v)           Any amount that Executive is entitled to be reimbursed under this agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(vi)          If on the due date for any payment pursuant to Section 8.4, all revocation periods with respect to the release have not yet expired, such payment will not be made until such revocation period has expired and if such revocation period has not expired by the end of the calendar year in which the payment would have otherwise been made, the payment shall be forfeited.

9.             Remedies for Breach.  Executive acknowledges that any violation of this Agreement will cause Executive to be subject to immediate termination and dismissal and shall subject Executive to a claim for money damages by Company for any and all losses sustained by Company as a result of breach of any provision of this Agreement including losses resulting from the unauthorized release of any Confidential Information.  Executive recognizes that the Company’s remedies at law may be inadequate and that Company shall have the right to seek injunctive relief in addition to any other remedy available to it.  If Executive breaches this agreement or any of the covenants contained herein, the Company has the right to and will seek, issuance of a court-ordered injunction as well as any and all other remedies and damages, to compel the enforcement of the terms stated herein.  If court action is necessary to obtain injunctive relief, Executive shall be responsible for the Company’s attorneys’ fees and court costs.

10.           Assignment.  Executive may not transfer, assign or delegate Executive’s duties and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.  The Company may transfer or assign or delegate its duties and obligations under this Agreement.

11.           Construction of Agreement.  Executive acknowledges and agrees that the restrictions on Executive’s employment and the geographical restrictions hereby imposed are fair and reasonable and are reasonably required for the protection of the Company.  Executive further acknowledges and agrees that the restrictions in Paragraphs 4 through 6 are reasonable and necessary for the protection of the Company’s confidential information and trade secrets.  If any part of this Agreement is held unenforceable or invalid, the remaining parts thereof shall continue to be enforceable.  If the provisions imposing geographic or time restrictions are deemed unenforceable by a court of competent jurisdiction, then such provisions for the purposes of this Agreement shall include the maximum geographic area or time period which a court of competent jurisdiction determines to be reasonable, valid and enforceable.  To the extent that the court permits blue-penciling, the parties to this Agreement intend that the court will take all action necessary to revise this Agreement so as to create a binding and enforceable Agreement.

12.           Notices.  All notices shall be sent by registered mail, courier, or hand delivered to the addresses on the signature page.

13.           Resolution of Disputes.  Executive agrees that any claim, controversy or dispute that arises directly or indirectly in connection with Executive’s employment or termination of employment with Company or any associated or related disputes involving Company and any Executive, director, officer or agent of Company, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including but not limited to, disputes relating to the making, performance or interpretation of this Agreement, and claims or other disputes arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; 42 U.S.C. §1981, §1981a, §1983, §1985 or §1988; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Executive Retirement Income Security Act of 1974, as amended (“ERISA”); state anti-discrimination acts; or any other similar federal, state or local law or regulation, whenever brought, shall be brought in state or federal court of competent jurisdiction. Nothing herein excuses Executive from his/her duty to exhaust administrative remedies, where such a duty exists, prior to filing suit. By signing this AGREEMENT, Executive voluntarily, knowingly and intelligently waives any right Executive may have to a jury trial.  CIBER also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial.

14.           Choice of Law.  This Agreement shall be interpreted and construed in accordance with the laws of the state in which the Company employs the Executive without regard to its conflicts of law provisions.

15.           Amendments.  No modification or waiver of the provisions of this Agreement will be effective against either party unless given in writing signed by an authorized representative of Company and by Executive.

16.           Waiver.  No delay or failure by a party in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair a such right, power or privilege or be construed as a waiver of or acquiescence in any default.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

17.           Survival. The provisions of this Agreement that by their sense and context are intended to survive performance by either or both parties shall also survive the completion, expiration, termination or cancellation of this Agreement.

18.           Duty to Cooperate.  Executive agrees to fully cooperate with Company in connection with any legal or business matter relating to the services provided by Executive under this Agreement.

19.           Headings.  Headings for the paragraphs herein are for convenience only and shall not be construed in interpreting this Agreement.

20.           Entire Agreement.  This Agreement is the entire agreement between the Parties.  This Agreement supersedes any and all prior agreements and cannot be modified except in writing signed by the parties.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have set their hands on the date and year first written above.

CIBER, INC.	EXECUTIVE

BY:	BY:
Printed Name:	Printed Name:
Title: